                                   EXHIBIT 21

PARENTS & SUBSIDIARIES OF THE REGISTRANT

There is no parent of the registrant.

Wholly owned subsidiaries are:

     Momentum Graphics Inc.

     VWR Textiles & Supplies Inc. (Through date of sale, September 1, 1993)

     Momentum Textiles Inc.  (Through date of sale, September 30, 1993)


                                  Page 28